Exhibit 99.1

[LNB Bancorp, Inc. Letterhead]

August, 2012

I am pleased to report significantly stronger earnings for the second quarter of 2012. Our ongoing efforts to improve asset quality, reduce expenses and grow the balance sheet have contributed to a doubling of net income compared to the second quarter of last year. We achieved this performance despite the one-time costs associated with two recently completed initiatives that lowered earnings this past quarter, but we believe will provide benefits for LNB and our customers in future periods.

The first of these projects was the U.S. Treasury’s sale of our TARP preferred stock to private investors through an auction process. In addition, we recently repurchased the warrant for common stock that was held by the Treasury as part of the TARP program. All of this I reviewed in detail in my recent letter to you.

During the past quarter, we also completed the conversion of our bank operating system for both retail and commercial customers. This project has been in process for over a year and has accounted for hundreds of man hours of hard work from our staff. We’ve had our share of challenges in the transition resulting in long wait times for Customer Service calls. We apologize for any inconvenience you may have encountered. Thank you for your patience and understanding.

We anticipate that this investment will provide better information and convenience for our customers, and efficiencies to the bank. Our commitment to technology complements our personal service capabilities. In today’s banking environment, all customers have come to expect a high level of efficiency. However, the service factor continues to differentiate a community bank like Lorain National from our large-bank competitors.

Financial Performance

Net income for the 2012 second quarter was $1.44 million, an increase of $726,000, more than doubling last year’s second quarter results. Operating performance was impacted this past quarter by one-time charges of $300,000 associated with the systems conversion as well as by a $200,000 charge for legal and administrative expenses associated with the Treasury’s sale of the TARP preferred stock.

Operating revenue was virtually unchanged from the prior year; strong loan growth more than offset modest compression of our net interest margin. Operating expenses, excluding the $500,000 of one-time charges, continued their downward trend; in particular, we’ve kept a tight rein on compensation expense which was 4.4% lower this past quarter than a year-ago.

Our national and local economies continue to be sluggish. Unemployment remains a concern in northeast Ohio markets. However, even in this slow-growth economy, we continue to see opportunity to grow loans. Over the past year, portfolio loans increased by $37 million, or 4.5%. Since the beginning of the year, we booked over $20 million of commercial loans as businesses continue to prefer working with their local community bank. We continue to focus on loans to small businesses in our local markets, reinforcing our reputation as one of the leading Small Business Administration (SBA) lenders in Northeast Ohio.

Non-performing loans are 7.8% lower than a year-ago, resulting in lower loan losses at our bank and lower expenses associated with the administration of problem loans — both of which have contributed to our earnings improvement. We continue to work with our borrowers to arrive at creative solutions to credit issues.

Our primary mandate as community bankers remains to support the financial needs of our communities through small business loans, consumer loans, residential mortgage loans, checking and savings accounts, Trust & Investment Services, and financial advice from counselors you know and trust. It is our objective to provide our customers with personalized services that are efficient, convenient, and make you feel good about banking with Lorain National. We value the goodwill of our customers, and we are always available to hear from you. We look forward to building on the achievements we announced this past quarter. We continue to make improvements and introduce enhancements, and we view this as a continuing process, always aiming for higher targets of performance and customer satisfaction.

Thank you for your continued support and interest in Lorain National Bank.

Sincerely,

/s/ Daniel E. Klimas

Daniel E. Klimas

President & Chief Executive Officer